Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 22, 2024, with the respect to the consolidated financial statements included in the Annual Report of Vapotherm, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of the said report in the Registration Statements of Vapotherm, Inc. on Forms S-8 (File No. 333-236953, File No. 333-253597, File No. 333-229327, File No. 333-262989, and File No. 333-270001).

/s/ GRANT THORNTON LLP

New York, New York
February 22, 2024